ARTICLES OF AMENDMENT

A.R.S. §§ 10-1006 and 10-11006

Fee $25.00 A.R.S. §122A

ATC Technology Corporation

[Name of Corporation]

1. The name of the corporation is ATC Technology Corporation.

2. Attached hereto as Exhibit A is the text of each amendment adopted.

3.  [x]     The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

      [  ]     Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

      [  ]      The amendment provides for exchange, reclassification or cancellation of issued shares. Such actions will be implemented as follows:

4. The amendment was adopted the 20th day of  September, 2005.

5.  [  ]     The amendment was adopted by the ❑ incorporators ❑ board of directors without shareholder action and shareholder action was not required.

     [x]     The amendment was approved by the shareholders. There is (are) ONE voting groups eligible to vote on the amendment.

               The designation of  voting groups entitled to vote separately on the amendment number of votes in each, the number of votes represented at the meeting at which the amendment was  adopted and the votes cast for and against the amendment were as follows:

            The voting group consisting of outstanding shares of 50,369,240 common [class or series] stock is entitled to 50,369,240 votes. There were     50,369,240 votes present at the meeting. The voting group cast  50,369,240  votes for and 0 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

ARS § 10-140 requires that changes to corporation(s) be executed by an officer of the corporation, whose file is to he changed.

The voting group consisting of ________ outstanding shares of ________ [class or series] stock is entitled to _______ votes. There were ________ votes present at the meeting. The voting group cast _______ votes for and _______ votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

 DATED as of this 20th day of September, 2005

ATC Technology Corporation

[name of corporation]

          By: /s/ Keith Wong

Keith Wong, President, CEO

[name]         [title]

Exhibit A

  AMENDED ARTICLES OF INCORPORATION

OF ATC TECHNOLOGY CORPORATION

TO CHANGE THE NAME TO

EASTBRIDGE INVESTMENT GROUP CORP

 1. The name of this corporation is ATC Technology Corporation and is being amended to change the name to Eastbridge Investment Group Corproation.

2. The address of the registered office is 2101 E. Broadway, #30, Tempe, AZ 85282.

3. The name and business address of the agent for service of process is:

    JAMES E BROWN PC, 2111 E HIGHLAND AVE #145, PHOENIX, AZ 85016

4. The amendment to the Articles of Organization  has been approved by the majority of the stockholders.

Dated this 20th Day of September, 2005.

/s/ Keith Wong

Keith Wong, President, CEO